STANDISH, AYER & WOOD MASTER PORTFOLIO
                                One Boston Place
                           Boston, Massachusetts 02109

                        Amendment to Declaration of Trust

         The undersigned, being the Secretary of Standish, Ayer & Wood Master Portfolio (the "Portfolio Trust"), a trust organized under the laws of the State of New York, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Portfolio Trust by Section 10.4 of the Declaration of Trust, dated January 18, 1996, as amended (hereinafter, as so amended, referred to as the "Declaration of Trust"), and by the affirmative vote of a Majority of Trustees at a meeting duly called and held on June 20 and 21, 2003, Section 1.1 of the Declaration of Trust is amended, effective July 1, 2003, as follows:

                  The name of the Portfolio Trust is changed from Standish, Ayer & Wood Master Portfolio to Mellon Institutional Funds Master Portfolio.

         The Trustees further direct that, upon the execution of this Amendment to the Declaration of Trust, the Trust take all necessary action to file a copy of this Amendment to the Declaration of Trust with the Secretary of State of the State of New York and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 21st day of June, 2003.



                                                  By: /s/ Beverly E. Banfield
                                                      ------------------------
                                                  Name:    Beverly E. Banfield
                                                  Its:     Secretary